Exhibit 10.4
COUSINS PROPERTIES INCORPORATED
Cash Long Term Incentive Award
Certificate
     This Certificate evidences the grant by COUSINS PROPERTIES INCORPORATED (“CPI”) of a cash long term incentive award (“Award”) to the executive named below (“Executive”), subject to all of the terms and conditions set forth in this Certificate.
Terms and Conditions
     1. Name of Executive.
     2. Grant Date. May 12, 2009
     3. Award Amount. An amount equal to __.___% multiplied by the Stock Value Creation (as defined in Section 6(a)) as of the applicable Testing Date (as defined in Section 4) up to a maximum of $_____; provided, however, the Committee (as defined in Section 10) may adjust the Award Amount to the extent the Committee determines that such adjustment is necessary so that the Executive’s overall long term incentive compensation, taking into account this Award and compensation under the Company’s other long term compensation plans and programs, achieves the objectives of such plans and programs and is otherwise consistent with the Company’s compensation objectives; provided, further, however, the Committee may reduce the Award Amount as provided in Section 8(c).
     4. Testing Dates. Except as provided in Section 8, the testing dates for this Award are May 12, 2012, May 12, 2013 and May 12, 2014 (each a “Testing Date”); provided, however, if any such date is not a business day, the Testing Date shall be the first business day immediately following such date.
     5. Vesting and Forfeiture.
          (a) This Award shall become 100% vested on the earliest Testing Date, if any, as of which the Committee determines that the value of a share of CPI common stock (“Stock”) has appreciated at a rate equal to at least 12% on an annualized and compounded basis for the period that begins on the Grant Date and ends on such Testing Date (“Applicable Period”). This condition is referred to as the Stock Value Vesting Condition. The value of Stock shall be calculated as provided in Section 6. Based on a Grant Date value of Stock of $8.506, to satisfy the Stock Value Vesting Condition, the value of a share of Stock must be at least equal to or greater than $11.95 on May 12, 2012, or $13.38 on May 12, 2013 or $14.99 on May 12, 2014.
          (b) Except as provided in Section 8, if Executive’s employment with CPI terminates for any reason, including without limitation a termination with or without cause or due to death or retirement of Executive before vesting on a Testing Date, then this Award shall be forfeited and cancelled immediately and automatically as of Executive’s employment termination date. For purposes of this Section 5, Executive shall be treated as having terminated employment with CPI if Executive is unable to perform his duties due to permanent disability (as determined by the Committee).
          (c) Nothing in this Certificate shall give Executive the right to continue in employment with CPI or limit the right of CPI to terminate Executive’s employment with or without cause at any time.
          (d) If the Share Value Vesting Condition is not satisfied as of May 12, 2014 (the latest possible Testing Date) then this Award shall be forfeited and cancelled immediately and automatically.
     6. Stock Value Creation and Value of Stock.
          (a) “Stock Value Creation” shall mean an amount, expressed in dollars, equal to the aggregate appreciation in the value of all Stock during the Applicable Period; less the net proceeds received by the Company, if any, from the issuance of Stock during the Applicable Period. The value of all Stock as of the Grant Date is $436,715,647 ($8.506 times 51,342,070 shares outstanding).
          (b) For purposes of determining Stock Value Creation and the value of Stock, except as provided in Section 8(a), the value of a share of Stock on any particular date shall mean (1) the average of the closing price on each trading day during the 30 consecutive day period ending on the applicable date for a share of Stock as reported by The Wall Street Journal under the New York Stock Exchange Composite Transactions quotation system (or under any successor quotation system) or, if Stock is no longer traded on the New York Stock Exchange, under the quotation system under which such closing price is reported or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee; or (2) if no newspaper or trade journal reports such closing price or if no such price quotation is available, the current fair market value of a share of Stock as determined by the Committee.
     7. Payment of Vested Award. Payment of a vested Award in an amount equal to the Award Amount (or, if applicable, the adjusted Award Amount) shall be made in a single payment in cash as soon as practicable after this Award vests, but in no event later than 2 1/2 months after the end of the calendar year in which vesting occurs. In the event of Executive’s death, payment of a previously vested Award shall be made to Executive’s estate.
     8. Change In Control.
          (a) If (1) there is a Change in Control (as defined in CPI’s 2009 Incentive Stock Plan, the “Stock Plan”) of CPI and this Award is continued in full force and effect or there is an assumption or substitution of this Award in connection with such Change in Control and (2) Executive’s employment with the CPI is terminated at CPI’s initiative for reasons other than Cause (as defined in the Stock Plan) or is terminated at Executive’s initiative for Good Reason (as defined in the Stock Plan) within the Protection Period (as defined in the Stock Plan), then an additional Testing Date shall occur on the date of the termination of Executive’s employment with CPI.

          (b) If there is a Change in Control of CPI and this Award is not continued in full force and effect or there is no assumption or substitution of this Award in connection with such Change in Control, then an additional Testing Date shall occur as of the date of such Change in Control. For this purpose, Stock Value Creation and the value of Stock under Section 6, shall be determined using the value of the per share consideration received by CPI’s shareholders in the Change In Control or, in a Change In Control where CPI shareholders do not receive consideration, the implied value of a share of Stock in connection with the Change In Control. If the Stock Value Vesting Condition is not met as of such Testing Date or if Executive is not employed on such Testing Date then this award shall be forfeited and cancelled immediately and automatically.
          (c) Notwithstanding anything to the contrary herein, for any Testing Date occurring as a result of a Change In Control, the Committee may in its discretion reduce the Award Amount by the amount of any payments made or expected to be made to Executive by the CPI pursuant to any severance plan or program not otherwise available to all employees.
     9. Withholding. CPI shall have the right to take whatever action the Committee directs to satisfy applicable federal, state and other withholding requirements.
     10. Committee. The Compensation, Succession, Nominating and Governance Committee of CPI’s Board of Directors (the “Committee”) shall be responsible for the administration of the Award. Notwithstanding anything to the contrary herein, the Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Award and, further, the Committee shall have the power to interpret this Award and to take such other action in the administration of this Award as the Committee determines appropriate in its absolute discretion, including without limitation the determination of Stock Value Creation, the value of Stock, cause, permanent disability, whether and when a Change in Control has occurred and the amount, if any, by which the Award Amount is reduced under Section 3 or Section 8(c), which action shall be binding on CPI, Executive and on each other person directly or indirectly affected by such action.
     11. Nontransferability and Status as Unsecured Creditor. Executive shall have no right to transfer or otherwise assign, pledge, encumber or alienate Executive’s interest in this Award. All payments pursuant to this Award shall be made from the general assets of CPI, and any claim for payment shall be the same as a claim of any general and unsecured creditor of CPI.
     12. Amendment and Termination. The Committee may amend or terminate this Award at any time in its discretion. This Award shall automatically terminate on the first to occur of (a) when paid in full following the first Testing Date on which the Stock Value Vesting Condition is satisfied or (b) when forfeited.
     13. Adjustment. In the event of any change in the capitalization of CPI (other than a Change in Control), including, but not limited to, such changes as stock dividends, or stock splits, the Committee may in its discretion calculate Stock Value Creation and the value of a Stock in an equitable manner so as to eliminate the effect of such change on such calculations; provided, however, any distribution which a shareholder has the right to elect to receive in cash or to forego the receipt of such cash distribution in consideration for the issuance of Stock shall be treated as a cash distribution. In the event of a Change in Control, the Committee may in its discretion make any changes to the Stock Value Vesting Condition and the definition of Stock Value Creation as the Committee deems appropriate under the circumstances for any Testing Date that occurs after the date of the Change in Control.
     14. 409A Compliance. CPI intends that this Award be exempt from the application of Internal Revenue Code Section 409A (including as a “short term deferral”), and this Award shall be administered and construed in accordance with any applicable exemption so that compensation paid in connection with this Award will not be included in income under Internal Revenue Code Section 409A. However, nothing in this Award is intended as an entitlement to or guarantee of any particular tax consequences to Executive.
     15. Miscellaneous. This Certificate shall be governed by the laws of the State of Georgia.

COUSINS PROPERTIES INCORPORATED
By:
Name:
Title:

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